Exhibit 10.3

KKR DAV Manco LLC
30 Hudson Yards
New York, NY 10001

October 25, 2022

KKR Infrastructure Conglomerate LLC

30 Hudson Yards
New York, NY 10001

Re:	Expense Limitation and Reimbursement Agreement

Ladies and Gentlemen:

KKR DAV Manco LLC (the “Manager”) hereby confirms its agreement as follows in respect of KKR Infrastructure Conglomerate LLC (the “Company”):

1.           Expense Limitation. Through and including, December 31, 2023 (the “Limitation Period”), subject to the terms hereof, the Manager agrees that, except as provided in Section 2 below, it will forego an amount of its monthly management fee and pay, absorb or reimburse certain expenses of the Company, to the extent necessary so that, for any fiscal year, the Company’s annual Specified Expenses (as defined below) do not exceed 0.60% of the Company’s net assets as of the end of each calendar month (the “Expense Limitation”). In any month, the Manager shall reimburse the Company for Specified Expenses over the Expense Limitation by first foregoing at that time the requisite amount of its monthly management fee and then, if such foregone amount is insufficient, by directly reimbursing the Company for any additional excess Specified Expenses over such Expense Limitation. For purposes of this letter agreement, the monthly value of the Company’s net assets will be determined in a manner consistent with the Company’s private placement memorandum (the “Private Placement Memorandum”).

2.           Specified Expenses. The Expense Limitation applies only to the Company’s “Specified Expenses,” which is defined to include all expenses incurred in the business of the Company, including organizational and offering costs, with the exception of (i) the management fee (as described in the Private Placement Memorandum), (ii) the performance participation allocation (as described in the Private Placement Memorandum), (iii) the servicing fee (as described in the Private Placement Memorandum), (iv) the distribution fee (as described in the Private Placement Memorandum), (v) asset or entity level expenses (as described in the Private Placement Memorandum), (vi) brokerage costs or other investment-related out-of-pocket expenses, including with respect to unconsummated transactions, (vii) dividend/interest payments (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Company), (viii) taxes, (ix) ordinary corporate operating expenses (including costs and expenses related to hiring, retaining, and compensating employees and officers of the Company), (x) certain insurance costs, and (xi) extraordinary expenses (as determined in the sole discretion of the Manager).

3.           Term. This letter agreement will remain in effect throughout the Limitation Period, unless terminated by the Company’s Board of Directors upon thirty (30) days’ written notice to the Manager. This letter agreement may be renewed by the mutual agreement of the Manager and the Company for successive terms. Unless so renewed, this letter agreement will terminate automatically at the end of the Limitation Period. This letter agreement will also terminate automatically upon the termination of that certain Management Agreement (the “Management Agreement”) between the Company and the Manager unless a new management agreement with the Manager (or with an affiliate under common control with the Manager) becomes effective upon such termination.

4.           Excess Expenses. In consideration of the Manager’s agreement as provided herein, the Company agrees to carry forward the amount of the foregone management fees and expenses paid, absorbed, or reimbursed by the Manager, for a period not to exceed three years from the end of the month in which the Manager waived or reimbursed such fees or expenses (“Excess Expenses”) and to reimburse the Manager in the amount of such Excess Expenses as promptly as possible, on a monthly basis, but only to the extent that such reimbursement does not cause the Company’s annual Specified Expenses plus recoupment to exceed 0.60% of the Company’s net assets as of the end of each calendar month. For the avoidance of doubt, if, at the end of any fiscal year in which the Company has reimbursed the Manager for any Excess Expenses, the Company’s Specified Expenses for such fiscal year exceed the Expense Limitation, the Manager shall promptly pay the Company an amount equal to the lesser of: (i) the amount by which the Company’s Specified Expenses for such fiscal year exceed the Expense Limitation; and (ii) the amount of reimbursements for Excess Expenses paid by the Company to the Manager in such fiscal year. Any payment by the Manager to the Company pursuant to the foregoing sentence shall be subject to later reimbursement by the Company in accordance with this Section 4. The Manager’s obligations under this Section 4 shall survive termination of this letter agreement.

5.           Entire Agreement; Amendment. This letter agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.

6.           Construction and Forum. This letter agreement shall be governed by the laws of the State of New York. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

7.           Counterparts. For the convenience of the parties, any number of the counterparts of this letter agreement may be executed by any one or more parties hereto, including by facsimile or PDF, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this letter agreement or any document to be signed in connection with this letter agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

8.           Severability. If any one or more of the covenants, agreements, provisions or texts of this letter agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this letter agreement and shall in no way affect the validity or enforceability of the other provisions of this letter agreement.

KKR DAV MANCO LLC

		By:	/s/ Jason Carss
		Name:	Jason Carss
		Title:	Assistant Secretary

Accepted and Agreed:

KKR INFRASTRUCTURE CONGLOMERATE LLC

By:	/s/ Raj Agrawal
Name:	Raj Agrawal
Title:	Sole Director

[Signature Page to KKR Infrastructure Conglomerate LLC Expense Limitation and Reimbursement Agreement]